As filed with the Securities and Exchange Commission on April 27, 2021

Registration No. 333-254047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED STATES COMMODITY INDEX FUNDS TRUST
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	27-1537655
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

United States Commodity Funds LLC	Daphne G. Frydman
1850 Mt. Diablo Boulevard, Suite 640	1850 Mt. Diablo Boulevard, Suite 640
Walnut Creek, California 94596	Walnut Creek, California 94596
510.522.9600	510.522.9600
(Address, Including Zip Code, and Telephone Number,	(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Including Area Code, of Agent for Service)

Copies to:
James M. Cain, Esq.
Eversheds Sutherland (US) LLP
700 Sixth Street, N.W., Suite 700
Washington, DC 20001-3980
202.383.0100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under Securities Act, please check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Shares of United States Copper Index Fund	50,000,000	$26.00	$1,300,000,000	$141,830.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933, as amended (the “1933 Act”), based on a net asset value per share of $26.00 as of March 2, 2021. The proposed maximum offering price per security will be determined, from time to time, by United States Copper Index Fund (“CPER”) in connection with the sale of the securities registered under this Registration Statement.

(2)	Pursuant to Rule 415(a)(6) under the 1933 Act, this Registration Statement on Form S-3 (this “Registration Statement”) carries over 19,200,000 of unsold shares that have been previously registered on its registration statement on Form S-1 (File No. 333-237184) initially filed with the Securities and Exchange Commission on March 13, 2020 (the “Prior Registration Statement”). Approximately 19,200,000 shares of beneficial interests registered on the Prior Registration Statement remain unsold. The unsold shares (and associated filing fees paid) are being carried forward to this Registration Statement. Pursuant to Rule 415(a)(6), the offering of unsold shares under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-254047) of United States Copper Index Fund, a series of the United States Commodity Index Funds Trust (the “Registration Statement”) is being filed solely for the purpose of filing the exhibits attached hereto. Accordingly, this Pre-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Part II of the Registration Statement on Form S-3 setting forth the exhibits to the Registration Statement. This Pre-Effective Amendment No. 1 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the shares pursuant to the prospectus contained in this registration statement.

Amount SEC registration fee (actual)	$141,830
NYSE Arca Listing Fee (actual)	$6,375
FINRA filing fees (actual)	N/A
Blue Sky expenses	N/A
Auditor’s fees and expenses (estimate)	$35,000
Legal fees and expenses (estimate)	$15,000
Printing expenses (estimate)	$45,000
Total	$243,205

Item 15. Indemnification of Directors and Officers

The Sponsor, the Trustee and their respective Affiliates (collectively, “Covered Persons”) shall have no liability to the United States Commodity Index Funds Trust (the “Trust”), United States Copper Index Fund (“CPER”), or to any unitholder for any loss suffered by the Trust or CPER which arises out of any action or inaction of such Covered Person if such Covered Person, in good faith, determined that such course of conduct was in the best interest of the Trust or CPER and such course of conduct did not constitute gross negligence or willful misconduct of such Covered Person. A Covered Person shall not be liable for the conduct or willful misconduct of any administrator or other delegatee selected by the Sponsor with reasonable care, provided, however, that the Trustee and its affiliates shall not, under any circumstances be liable for the conduct or willful misconduct of any administrator or other delegatee or any other person selected by the Sponsor to provide services to the Trust.

The Sponsor shall be indemnified by the Trust (or by a series separately to the extent the matter in question relates to a single series or disproportionately affects a specific series in relation to other series) against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with its activities for the Trust or CPER, as applicable, provided that (i) the Sponsor was acting on behalf of or performing services for the Trust or CPER, as applicable and has determined, in good faith, that such course of conduct was in the best interests of the Trust or CPER, as applicable and such liability or loss was not the result of gross negligence, willful misconduct, or a breach of the Trust’s Amended and Restated Trust Agreement (“Trust Agreement”) on the part of the Sponsor and (ii) any such indemnification will only be recoverable from the assets of the applicable series. All rights to indemnification permitted provided for under the Trust Agreement shall not be affected by the dissolution or other cessation to exist of the Sponsor, or the withdrawal, adjudication of bankruptcy or insolvency of the Sponsor, or the filing of a voluntary or involuntary petition in bankruptcy under Title 11 of the Bankruptcy Code by or against the Sponsor.

The payment of any indemnification shall be allocated, as appropriate, among the Trust’s series. The Trust and its series shall not incur the cost of that portion of any insurance which insures any party against any liability, the indemnification of which is prohibited under the Trust Agreement.

Expenses incurred in defending a threatened or pending action, suit or proceeding against the Sponsor shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by the Sponsor on behalf of the Trust; (ii) the legal action is initiated by a party other than the Trust; and (iii) the Sponsor undertakes to repay the advanced funds with interest to the Trust in cases in which it is not entitled to indemnification.

In the event the Trust is made a party to any claim, dispute, demand or litigation or otherwise incurs any liability or expense as a result of or in connection with any unitholder’s (or assignee’s) obligations or liabilities unrelated to the Trust business, such unitholder (or assignees cumulatively) is required under the Trust Agreement to indemnify the Trust for all such liability and expense incurred, including attorneys’ and accountants’ fees.

The Trustee will not be liable or accountable to the Trust or to any other person or under any other agreement to which the Trust is a party, except for the Trustee’s own gross negligence or willful misconduct. The Sponsor also indemnifies the Trustee and its successors, assigns, legal representatives, officers, directors, shareholders, employees, agents and servants from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including reasonable legal fees and expenses) in any way relating to or arising out of the formation, operation or termination of the Trust, the execution, delivery and performance of any other agreements to which the Trust is a party or the action or inaction of the Trustee, except for to the extent resulting from the gross negligence or willful misconduct of any of the indemnified parties.

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Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

3.1(2)	Certificate of Statutory Trust of the Registrant.

3.2 (5)	Fourth Amended and Restated Declaration of Trust and Trust Agreement.

3.3(1)	Sixth Amended and Restated Limited Liability Company Agreement of USCF.

5.1 (10)	Opinion of Richards, Layton & Finger, P.A. relating to the legality of the Shares.

8.1 (10)	Opinion of Eversheds Sutherland (US) LLP with respect to federal income tax consequences.

10.1 (6)	Form of Authorized Participant Agreement.

10.2 (8)	Marketing Agent Agreement.

10.3 (9)	Form of Custody Agreement with The Bank of New York Mellon.

10.4 (9)	Form of Transfer Agency and Service Agreement with The Bank of New York Mellon.

10.5(9)	Form of Fund Administration and Accounting Agreement with the Bank of New York Mellon.

10.6(3)	Amended and Restated Advisory Agreement.

10.7(3)	Amended and Restated Licensing Agreement.

10.8(4)	Amendment Agreement to Marketing Agent Agreement.

10.9(7)	Amendment No. 2 to the Marketing Agent Agreement.

23.1(a) (10)	Consent of Eversheds Sutherland (US) LLP (incorporated by reference to exhibit 8.1 hereto).
23.1(b) (10)	Consent of Richards, Layton & Finger, P.A. (incorporated by reference to exhibit 5.1 hereto).

23.2(b) *	Consent of independent registered public accounting firm.

(1)	Incorporated by reference to the Annual Report on Form 10-K for the United States Commodity Index Funds Trust for the year ended December 31, 2015 filed on March 11, 2016.

(2)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-164024) filed on December 24, 2009.

(3)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed on April 24, 2018.

(4)	Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1/A (File No. 333-170844) filed on August 31, 2011.

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(5)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed on December 15, 2017.

(6)	Incorporated by reference to Registrant’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-195018) filed on March 31, 2016.

(7)	Incorporated by reference to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 9, 2012.

(8)	Incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-1/A (File No. 333-164024) filed on July 23, 2010.

(9)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed on March 30, 2020.

(10)	Incorporated by reference to Registrant’s Registration Statement on Form S-3 (333-254047) filed on March 9, 2021.

*	Filed herewith

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

(1) To send to the trustee at least on an annual basis a detailed statement of any transactions with USCF or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to USCF or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(2) To provide to the trustee the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on April 27 , 2021.

UNITED STATES COMMODITY INDEX FUNDS TRUST

By:	United States Commodity Funds LLC as Sponsor

By:	/s/ John P. Love
John P. Love
President and Chief Executive Officer of
United States Commodity Funds LLC

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities and on the dates indicated. The document may be executed by signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ John P. Love	President, Chief Executive Officer, and Management Director	April 27 , 2021
John P. Love	(Principal Executive Officer)

/s/ Stuart P. Crumbaugh	Chief Financial Officer	April 27 , 2021
Stuart P. Crumbaugh	(Principal Financial and Accounting Officer)

*	Management Director	April 27 , 2021
Nicholas D. Gerber

*	Management Director	April 27 , 2021
Andrew F Ngim

*	Management Director	April 27 , 2021
Robert L. Nguyen

*	Independent Director	April 27 , 2021
Peter M. Robinson

*	Independent Director	April 27 , 2021
Gordon L. Ellis

*	Independent Director	April 27 , 2021
Malcolm R. Fobes III
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